UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-18856
                                                                         -------

                              Visionics Corporation
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)

          5600 Rowland Road, Minnesota, Minnesota 55343; (952)932-0888
          ------------------------------------------------------------
   (Address, including zip code, and telephone number including area code, or registrant's principal executive offices)

                           $.01 par value common stock
                 ---------------------------------------------

                                       N/A
                 ---------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |X|          Rule 12h-3(b)(1)(i)   |X|
         Rule 12g-4(a)(1)(ii)  |_|          Rule 12h-3(b)(1)(ii)  |_|
         Rule 12g-4(a)(2)(i)   |_|          Rule 12h-3(b)(2)(i)   |_|
         Rule 12g-4(a)(2)(ii)  |_|          Rule 12h-3(b)(2)(ii)  |_|
                                            Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date:
One
---

Pursuant to the requirements of the Securities Exchange Act of 1934, Visionics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 26, 2002                              By: /s/ Joseph J. Atick
      -------------                                  ---------------------------
                                                     Joseph J. Atick
                                                     Chief Executive Officer of
                                                     Identix Incorporated
                                                     (successor to Visionics
                                                     Corporation by merger dated
                                                     June 25, 2002)